Contact: Robin Cohan                                         Symbol:  TSIC
         Chief Financial Officer                             Traded:  Nasdaq National
         & Treasurer
         Tropical Sportswear Int'l Corporation
         Tel: (813) 249-4900
         Fax: (813) 881-0627

FOR IMMEDIATE RELEASE

Tropical Reports First Quarter Results

TAMPA,  Florida,  February 3, 2004 -Tropical Sportswear Int'l Corporation (Nasdaq:  TSIC) announced today its first quarter results.

Net sales for the first  quarter of fiscal  2004 were  $77.3  million as  compared  with $99.0  million in the same period  last year.  The  Company  incurred a net loss for the first  quarter of fiscal  2004 of $10.4  million,  or
$0.94 per diluted  share as compared  with a net loss of $5.0 million or $0.45 per diluted share in the same period last  year.  Gross  margin for the first  quarter  of fiscal  2004 was $11.4  million,  or 14.8% of net  sales,  as compared  with gross margin of $20.8  million,  or 21.0% of net sales for the same period last year.  Gross margins for the first quarter of fiscal 2004 were impacted by the  continuing  closeout  sales for excess  inventory  which was built up during the prior fiscal year.  Selling,  general and administrative  expenses for the first quarter of fiscal 2004 were $17.9  million as compared  with $22.3  million  for the same  period last year.  The  decrease in selling,  general and  administrative  expenses  resulted from a reduction of variable  sales related  expenses and continuing  efforts to reduce  costs.  Other  charges of $3.8 million  recorded in the first quarter of fiscal 2003 related  to a  separation  agreement  with the  Company's  former  chief  executive  officer,  offset  in part by a reduction of estimated costs related to the consolidation and reorganization of the Company's Savane(R)division.

Michael  Kagan,  CEO,  commented,  "During the first  quarter,  the Company set certain  plans in motion to further reduce  overhead.  A reduction in personnel  from November to January is expected to lower  employee-related  costs by  approximately  $6.4 million per annum.  The full effect of this reduction should occur during the third quarter of this fiscal year. In addition,  the Company has decided to transition its Tampa,  Florida cutting  operations to contractors  in the Dominican  Republic and Honduras.  The phase out of the Tampa,  Florida  cutting  operations is expected to be completed during March 2004."

The Company also announced today that it has engaged Alvarez & Marsal LLC, a global  turn-around and  restructuring firm with extensive  experience in the textile and apparel industries,  as advisors to the Company's management and
Board of Directors.  Alvarez & Marsal will assist the Company in the  evaluation  of its current  business plan and in the identification of cost reduction and operations improvement opportunities.

The Company, as previously  announced in January,  has engaged BOLT Group as its brand marketing and communications agency for the  Savane(R)brand.  BOLT will  provide  direction  in brand  strategy,  research,  repositioning,  and creative development for the Savane(R)brand.

The Company's most current releases may be viewed on the Company's website at www.tropicalsportswear.com.

On  February  4, 2004 at 9:00 am (EDT),  the  Company  will host a  conference  call to discuss  the first  quarter results.  The dial in number is  1-913-981-5510.  For those who cannot listen to the live broadcast,  a replay will be  available  for one week  after the call.  To listen to the  replay,  call  1-719-457-0820  and enter  pass code
792475.

The call will also be broadcast  live over the  Internet  via  www.viavid.com  or  www.tropicalsportswear.com.  For those who are  unavailable to listen to the live  broadcast,  a replay will be available  shortly after the call on the above web site for one week.

TSI is a designer,  producer and marketer of high-quality  branded and retailer  private  branded apparel  products that are sold to major retailers in all levels and channels of distribution.  Primary product lines  feature casual and dress-casual pants, shorts, denim jeans, and woven and knit shirts for men, women, boys and girls.  Major owned brands include Savane(R),  Farah(R),  Flyers(TM),  The Original Khaki Co.(R),  Bay to Bay(R),  Two Pepper(R), Royal
Palm(R), Banana Joe(R), and  Authentic  Chino Casuals(R).  Licensed  brands include Bill Blass(R)and Van Heusen(R).
Retailer  national  private  brands  that we produce include Puritan(R),  George(TM),  Member's Mark(R), Sonoma(R),
Croft & Barrow(R),  St. John's Bay(R),  Roundtree & Yorke(R),  Geoffrey Beene(R),  Izod(R),  and White Stag(R). TSI
distinguishes  itself by providing major retailers with  comprehensive  brand management programs and uses advanced technology  to  provide retailers with customer, product and market  analyses,  apparel  design,  and merchandising consulting  and  inventory forecasting with a focus on return on investment.

This press  release  contains  forward-looking  statements,  which are  subject to the safe  harbor  created by the
Private  Securities   Litigation  Reform  Act  of  1995.   Management  cautions  that  these  statements  represent
projections  and  estimates of future  performance  and involve  certain  risks and  uncertainties.  The  Company's actual results could differ  materially from those anticipated in these  forward-looking  statements as a result of factors  including,  without  limitation,  potential  negative effects  resulting from increased  inventory levels;
potential  negative  effects  resulting from the sale of excess  inventory at reduced  prices;  potential  negative effects from the  termination  of the  Victorinox(R)license  agreement and the transition of this business to Swiss
Army Brands,  Inc.;  restrictions and limitations placed on us by our debt instruments;  potential negative effects of loan agreement  covenant  violations,  should any occur;  potential  negative effects  resulting from changes in management;  expectations and beliefs with respect to the turn-around  efforts that may not be achieved;  potential negative  effects  resulting from the sale of the  administration  building in Tampa;  potential  negative  effects resulting from the shareholder  claims against the Company;  potential negative effects from reducing personnel and not  realizing  the  estimated  savings;  potential  negative  effects from  transitioning  the  Company's  cutting operations from Tampa,  Florida to the Dominican  Republic and Honduras;  expectations  and beliefs with respect to brand strategy, research,  repositioning, and creative development for the Savane(R)brand that may not be achieved;
potential negative effects from general economic  conditions,  including but not necessarily  limited to, recession or other  cyclical  effects  impacting  our  customers in the US or abroad,  changes in interest  rates or currency exchange  rates;  potential  changes  in demand  in the  retail  market;  reduction  in the  level of the  consumer spending;  the availability and price of raw materials and global  manufacturing costs and restrictions;  increases in costs;  the  continued  acceptance  of the  Company's  existing  and new  products by its major  customers;  the financial  strength  of the  Company's  major  customers;  the  ability of the  Company to  continue to use and the
Company's existing and prospective  customer's  continued acceptance of certain licensed trademarks and tradenames, including Bill Blass(R), and Van Heusen(R);  business  disruptions  and  costs  arising  from  acts of terrorism or military activities  around the globe;  and other risk factors listed from time  to time  in the Company's  reports
(including its Annual Report on Form 10-K) filed with the U.S. Securities and Exchange Commission. In addition, the estimated  financial  results for any period do not  necessarily  indicate the results that may be expected for any future period, and the Company assumes no obligation to update them.

                                          - FINANCIAL TABLES TO FOLLOW -

                                       Tropical Sportswear Int'l Corporation

                                  Condensed Consolidated Statements of Operations
                              (amounts in thousands except share and per share data)

                                                                      Three Months Ended
                                                                 January 3,        December 28,
                                                                    2004               2002
                                                              -----------------  -----------------

Net sales                                                              $77,327           $ 99,041
Cost of goods sold                                                      65,916             78,247
                                                              -----------------  -----------------
Gross profit                                                            11,411             20,794
Selling, general and administrative
     expenses                                                           17,913             22,304
Other                                                                       --              3,752
                                                              -----------------  -----------------
Operating loss                                                          (6,502)            (5,262)

Other expenses:
Interest, net                                                            3,438              2,889
Other, net                                                                 227                (91)
                                                              -----------------  -----------------
                                                                         3,665              2,798

Loss before income taxes                                               (10,167)            (8,060)
Provision (benefit) for income taxes                                       264             (3,042)
                                                              -----------------  -----------------
Net loss                                                              ($10,431)           ($5,018)
                                                              =================  =================

Basic loss per share                                                    ($0.94)            ($0.45)
                                                              =================  =================

Weighted average number of shares
      used in the calculation - Basic                               11,055,000         11,040,000

Diluted loss per share                                                  ($0.94)            ($0.45)
                                                              =================  =================
Weighted average number of shares
     used in the calculation - Diluted                              11,055,000         11,040,000

                                       Tropical Sportswear Int'l Corporation

                                       Condensed Consolidated Balance Sheets
                                              (amounts in thousands)

                                                                       January 3,        September 27,
                                                                          2004                2003
                                                                    -----------------   -----------------
                    ASSETS

          Current assets:
             Cash and marketable securities                                $  7,974             $  4,485
             Accounts receivable                                             41,512               64,355
             Inventories                                                     66,384               73,293
             Prepaid expenses and other current assets                       10,534               11,001
             Assets held for sale                                             5,509                6,597
                                                                    -----------------   -----------------
                         Total current assets                               131,913              159,731

          Property & equipment, net                                          34,040               34,902
          Trademarks                                                         12,925               12,936
          Other assets                                                        5,719                6,710
                                                                    -----------------   -----------------
                         Total assets                                      $184,597             $214,279
                                                                    =================   =================

                    LIABILITIES AND SHAREHOLDERS' EQUITY

          Current liabilities
             Accounts payable and accrued expenses                         $ 32,015             $ 48,522
             Revolving credit line                                           22,633               25,685
             Current portion of long-term debt and capital leases             1,825                1,964
                                                                    -----------------   -----------------
                    Total current liabilities                                56,473               76,171

          Long-term debt and capital leases                                 107,208              107,772
          Other non-current liabilities                                       7,229                7,585
                                                                    -----------------   -----------------
                    Total liabilities                                       170,910              191,528

          Shareholders' equity:
             Preferred stock                                                      -                    -
             Common stock                                                       111                  111
             Additional paid in capital                                      88,575               88,575
             Retained earnings (deficit)                                    (69,048)             (58,617)
             Accumulated other comprehensive loss                            (5,951)              (7,318)
                                                                    -----------------   -----------------
                    Total shareholders' equity                               13,687               22,751
                                                                    -----------------   -----------------

                    Total liabilities and shareholders' equity             $184,597             $214,279
                                                                    =================   =================